Exhibit 99.1

NEWS

For Release     Immediate


Contacts (News Media) Tony Zehnder, Corporate Communications 312.396.7086 (Investors) Scott Galovic, Investor Relations 317.817.2893


           Conseco announces preliminary results of shareholder vote:
     nine directors elected; adoption of stockholders rights plan approved;
                       long-term incentive plan approved;
             independent registered public accounting firm ratified

Carmel, Ind., May 12, 2009 - Conseco, Inc. (NYSE: CNO) announced preliminary results of voting at the company's annual meeting of shareholders today:

     o Eight directors have been re-elected and new director R. Keith Long has been elected - all to serve terms expiring at next year's annual meeting;

     o    Adoption of a Section 382 Stockholders Rights Plan has been approved;

     o The company's Amended and Restated Long-Term Incentive Plan has been approved; and

     o The appointment of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for 2009 has been ratified.

Because of the proxy contest at this year's meeting, results of the vote will not be final and officially reported until approximately one week from today, when Corporate Election Services (the election inspector) has certified results.

Based on preliminary results, the directors who have been elected are:

     o R. Glenn Hilliard, 66, Conseco's chairman; former chairman, chief executive officer and member of the executive committee for ING Americas; and a director since September 2003.

     o Donna A. James, 51, president and managing director of Lardon & Associates; a former executive with Nationwide Mutual Insurance Company and its public company subsidiary, Nationwide Financial Services, Inc.; and a director since May 2007.

     o R. Keith Long, 61, president and chief executive officer of Otter Creek Management.

     o Debra J. Perry, 58, managing member of Perry Consulting LLC; former senior managing director of Moody's Investors Service; and a director since June 2004.

     o C. James Prieur, 58, Conseco's chief executive officer; and a director since September 2006.

     o Neal C. Schneider, 64, chairman of PMA Capital Corp., former partner of Smart and Associates, LLP (business advisory and accounting firm) and independent consultant; former partner in charge of the Worldwide Insurance Industry Practice and the North American Financial Service Practice at Arthur Andersen & Co.; and a director since September 2003.

     o Michael T. Tokarz, 59, chairman of investment company MVC Capital, Inc.; managing member of Tokarz Group (venture capital investments); former general partner with Kohlberg Kravis Roberts & Co.; and a director since September 2003.

     o John G. Turner, 69, chairman of Hillcrest Capital Partners (private equity investment firm); former vice chairman and member of the executive committee for ING Americas; former chairman and CEO of ReliaStar Financial Corp.; and a director since September 2003.

     o Doreen A. Wright, 52, retired senior vice president and chief information officer of Campbell Soup Company; a former executive with Nabisco, Inc., Prudential Insurance Company and Bankers Trust Company; and a director since May 2007.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.


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